EXHIBIT 4.10

SUPPLEMENTAL INDENTURE

FOR ADDITIONAL GUARANTOR

SUPPLEMENTAL INDENTURE (this Supplemental Indenture), dated as of 23 December 2014, among Global Ship Lease 20 Limited (the Guaranteeing Subsidiary), a subsidiary of Global Ship Lease, Inc. (or its permitted successor), a Marshall Islands corporation, (the Issuer), the other Guarantors (as defined in the Indenture referred to herein) and Deutsche Bank Trust Company Americas, as trustee (or its permitted successor) under the Indenture referred to below (the Trustee) and as security agent (or its permitted successor) under the Indenture referred to below (the Security Agent).

WITNESSETH

WHEREAS, the Issuer and the other Guarantors have heretofore executed and delivered to the Trustee an indenture (the Indenture), dated as of 19 March 2014 providing for the issuance of 10.000% First Priority Secured Notes due 2019 (the Notes);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the Guarantee); and

WHEREAS, pursuant to Section 9.01 of the Indenture, each of the Trustee and the Security Agent is authorised to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and rateable benefit of the Holders as follows:

1.	CAPITALIZED TERMS

Capitalised terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	AGREEMENT TO GUARANTEE

The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee, on and subject to the terms, conditions and limitations set forth in the Indenture, including, but not limited to, Article 10 thereof.

3.	NEW YORK LAW TO GOVERN

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.	COUNTERPARTS

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5.	EFFECT OF HEADINGS

The Section headings herein are for convenience only and shall not affect the construction hereof.

6.	THE TRUSTEE AND THE SECURITY AGENT

Neither the Trustee nor the Security Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS whereof the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: 23 December 2014

GLOBAL SHIP LEASE 20 LIMITED

By:	/s/ Susan Cook
Name:	Susan Cook
Title:	Authorized Person

GLOBAL SHIP LEASE, INC.

By:	/s/ I. J. Webber
Name:	I. J. Webber
Title:	Authorized Officer

By:	/s/ Susan Cook
Name:	Susan Cook
Title:	Authorized Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Debra A. Schwalb	Debra A. Schwalb
	Authorised Signatory	Vice President

By:	/s/ Jeffrey Schoenfeld	Jeffrey Schoenfeld
	Authorised Signatory	Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Security Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Debra A. Schwalb	Debra A. Schwalb
	Authorised Signatory	Vice President

By:	/s/ Jeffrey Schoenfeld	Jeffrey Schoenfeld
	Authorised Signatory	Assistant Vice President

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